Exhibit 10.1

Apache Corporation 401(k) Savings Plan

Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right by adding the following paragraphs to the end of the “Sales” section of Appendix C, effective as of the closing date of the transaction described in the “Purchase and Sale Agreement by and among Apache Corporation, Apache Shelf, Inc., and Apache Deepwater LLC, and Fieldwood Energy, LLC and GOM Shelf LLC” that was entered into on July 18, 2013.

The following three paragraphs apply to any Employee who transfers to Fieldwood Energy, LLC (“Fieldwood”) or to any business while it is treated as a single employer with Fieldwood pursuant to Code §414(b), §414(c), §414(m), or §414(o) (collectively, the “Fieldwood Group”), and whose transfer occurs within one year following the closing of the transaction described in the “Purchase and Sale Agreement by and among Apache Corporation, Apache Shelf, Inc., and Apache Deepwater LLC, and Fieldwood Energy, LLC and GOM Shelf LLC” (the “PSA”) that was entered into on July 18, 2013 (a “Transferred Employee”).

Vesting. Notwithstanding subsection 5.3(a), for vesting purposes, a Period of Service for a Transferred Employee shall include such Transferred Employee’s service with the Fieldwood Group until termination of employment with the Fieldwood Group. Notwithstanding subsection 5.4(b), the earliest date a forfeiture may occur is the date of the Employee’s termination of employment with the Fieldwood Group.

Distributions. A Transferred Employee may take a distribution of the entire distributable amount at any time after his Termination from Service Date from the Company. The distributable amount, as determined under section 6.3, only includes vested benefits. If the Transferred Employee takes a distribution and then accrues additional vested amounts, such Transferred Employee may take additional distribution(s) of such additional vested amounts, each of which shall be equal to the entire distributable amount at the time of the distribution. Notwithstanding subsection 6.6(c), the Plan will not cash out a small Account until the Transferred Employee becomes fully vested or, if earlier, such Transferred Employee terminates employment with the Fieldwood Group.

Loans. A Transferred Employee may roll over any outstanding loan from the Plan to a qualified plan sponsored by any member of the Fieldwood Group that agrees to accept such a rollover, as long as the rollover is initiated by the last day of the calendar quarter following the calendar quarter in which the Transferred Employee’s Effective Date (as defined in Section 8.3(b) of Exhibit F to the PSA) occurs. Any loan not rolled over by such date shall be subject to the default rules in section 7.6. Notwithstanding Article VI, a Transferred Employee may roll over a loan under this paragraph without taking any other distribution from the Plan.

EXECUTED this 25th day of October, 2013.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Margery M. Harris
Executive Vice President, Human Resources